Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs 208 384 3638	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: February 21, 2023

Boise Cascade Company Reports Fourth Quarter and Full Year 2022 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $117.4 million, or $2.95 per share, on sales of $1.6 billion. For the full year 2022, Boise Cascade reported net income of $857.7 million, or $21.56 per share, on sales of $8.4 billion. For 2021 comparative results, see the table below.

"As we close out 2022, I first want to recognize our associates for their tireless work, as they made our outstanding results possible. In addition to our financial results, we had strong performance in safety during a challenging period. I am also very pleased that we were able to take meaningful steps via acquisition and organic initiatives that will allow us to expand our EWP capacity and further grow our distribution capabilities," stated Nate Jorgensen, CEO. "Our balance sheet remains well positioned for us to execute the growth initiatives started during 2022. In addition, we have the flexibility to further demonstrate our balanced approach to capital allocation, including the ability to pursue additional growth initiatives that align with our strategy. We recognize the industry will face challenges during 2023 given current economic uncertainties and weaker near-term demand for new residential construction; however, we remain committed to providing high service levels to our vendor and customer partners through industry cycles."
Fourth Quarter and Year End 2022 Highlights

	4Q 2022	4Q 2021	% change	2022	2021	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,628,306	$1,782,183	(9)%	$8,387,307	$7,926,111	6%
Net income	117,360	169,075	(31)%	857,658	712,486	20%
Net income per common share - diluted	2.95	4.26	(31)%	21.56	17.97	20%
Adjusted EBITDA [1]	188,174	247,899	(24)%	1,257,564	1,052,470	19%
Segment Results
Wood Products sales	$425,602	$446,584	(5)%	$2,115,896	$1,970,804	7%
Wood Products income	74,978	98,366	(24)%	575,167	531,235	8%
Wood Products EBITDA [1]	99,708	112,227	(11)%	648,475	586,484	11%
Building Materials Distribution sales	1,443,780	1,645,513	(12)%	7,643,615	7,174,278	7%
Building Materials Distribution income	92,455	137,963	(33)%	627,091	481,085	30%
Building Materials Distribution EBITDA [1]	99,396	144,221	(31)%	654,096	505,092	30%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

    In fourth quarter 2022, total U.S. housing starts decreased 15%, driven by a decrease in single-family housing starts of 27% compared to the same period in 2021. For the full year 2022, total and single-family housing starts decreased 3% and 11%, respectively, compared to the same period in 2021. Single-family housing starts are the key demand driver for our sales.

Wood Products

    Wood Products' sales, including sales to Building Materials Distribution (BMD), decreased $21.0 million, or 5%, to $425.6 million for the three months ended December 31, 2022, from $446.6 million for the three months ended December 31, 2021. The decrease in sales was driven primarily by lower sales volumes for I-joists and LVL (collectively referred to as EWP). EWP volumes decreased due to a decline in housing starts and significant inventory destocking through the customer channel. These decreases were offset partially by higher EWP sales prices and higher plywood sales volumes. The increase in plywood sales volumes was due to our acquisition of Coastal Plywood and its plywood manufacturing operations on July 25, 2022 (the Acquisition). Wood Products' segment income decreased $23.4 million to $75.0 million for the three months ended December 31, 2022, from $98.4 million for the three months ended December 31, 2021. The decrease in segment income was due primarily to lower EWP sales volumes and higher wood fiber costs and other manufacturing costs. In addition, the Acquisition was the primary driver of the increase in depreciation and amortization expense. These decreases in segment income were offset partially by higher EWP sales prices.

    For the year ended December 31, 2022, sales, including sales to BMD, increased $145.1 million, or 7%, to $2,115.9 million from $1,970.8 million in 2021. The increase in sales was driven by higher EWP sales prices and higher plywood sales volumes. Plywood sales volumes increased due to the Acquisition. These increases were offset partially by lower plywood sales prices and EWP sales volumes. EWP volumes decreased due to a decline in housing starts and significant inventory destocking through the customer channel. Wood Products' segment income increased $44.0 million to $575.2 million for the year ended December 31, 2022, from $531.2 million for the year ended December 31, 2021. The increase in segment income was due primarily to higher EWP sales prices. This increase in segment income was offset partially by lower plywood sales prices, lower EWP sales volumes, and higher wood fiber costs and other manufacturing costs. In addition, the Acquisition was the primary driver of the increase in depreciation and amortization and general and administrative expenses during 2022.

    Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	4Q 2022 vs. 4Q 2021	2022 vs. 2021

Average Net Selling Prices
LVL	32%	41%
I-joists	40%	44%
Plywood	(1)%	(14)%
Sales Volumes
LVL	(30)%	(3)%
I-joists	(55)%	(21)%
Plywood	29%	5%

Building Materials Distribution

    BMD's sales decreased $201.7 million, or 12%, to $1,443.8 million for the three months ended December 31, 2022, from $1,645.5 million for the three months ended December 31, 2021. Compared with the same quarter in the prior year, the overall decrease in sales was driven by a sales volume decrease of 14%, offset partially by sales price increases of 2%. By product line, commodity sales decreased 17%, general line product sales decreased 2%, and sales of EWP (substantially all of which are sourced through our Wood Products segment) decreased 19%. BMD segment income decreased $45.5 million to $92.5 million for the three months ended December 31, 2022, from $138.0 million in the comparative prior year quarter. The decrease in segment income was driven primarily by a gross margin decrease of $39.7 million, resulting from decreased sales volumes and declining commodity prices during fourth quarter 2022. In addition, selling and distribution expenses increased $3.6 million.

    For the year ended December 31, 2022, sales increased $469.3 million, or 7%, to $7,643.6 million from $7,174.3 million in 2021. The increase in sales was driven by sales price increases of 11%, offset partially by a sales volume decrease of 4%. By product line, commodity sales decreased 7%, general line product sales increased 17%, and sales of EWP increased 28%. BMD segment income increased $146.0 million to $627.1 million for the year ended December 31, 2022, from $481.1 million for the year ended December 31, 2021. The increase in segment income was driven by a gross margin increase of $215.5 million, primarily related to improved margins across our EWP and general line products. The improvement was offset partially by increased selling and distribution expenses and general and administrative expenses of $56.8 million and $7.8 million, respectively.

Unallocated Corporate Costs

    Unallocated corporate expenses increased $3.9 million to $44.4 million for the year ended December 31, 2022, from $40.5 million for the year ended December 31, 2021. The increase was due primarily to higher employee-related expenses, offset partially by lower self-insurance losses during 2022.

Balance Sheet and Liquidity

    Boise Cascade ended fourth quarter 2022 with $998.3 million of cash and cash equivalents and $396.2 million of undrawn committed bank line availability, for total available liquidity of $1,394.5 million. The Company had $444.4 million of outstanding debt at December 31, 2022.

    We expect capital expenditures in 2023 to total approximately $120 million to $140 million. Our 2023 capital expenditures range includes funding for greenfield distribution centers in South Carolina and Texas, which will allow us to better serve our customers in several high-growth markets, projects at our mills in the southeast to expand our EWP capacity, and the recently announced purchase of property to house an additional door shop assembly operation in Kansas City, Missouri. This level of capital expenditures could increase or decrease as a result of several factors, including acquisitions, efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

Dividends

    On February 7, 2023, our board of directors declared a quarterly dividend of $0.15 per share on our common stock, payable on March 15, 2023, to stockholders of record on February 22, 2023.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, material cash requirements, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors that our board of directors may deem relevant.

Outlook

    Demand for the products we manufacture, as well as the products we purchase and distribute, is correlated with new residential construction, residential repair-and-remodeling activity and light commercial construction. While mortgage rates have declined from peak levels in late 2022 and home price increases have moderated, home affordability remains a challenge for consumers. The Federal Reserve's upcoming actions in response to inflationary data and what impacts these actions have on mortgage rates and the broader economy will continue to influence the near-term demand environment. We expect a deceleration in housing starts, with various industry forecasts for 2023 single- and multi-family housing starts in the U.S generally ranging from 1.1 million to 1.3 million units, compared with actual housing starts of 1.55 million in 2022 and 1.60 million in 2021, as reported by the U.S. Census Bureau. As it relates to home improvement spending, the age of U.S. housing stock and elevated levels of homeowner equity provide a favorable backdrop for repair-and-remodel spending. While likely tempered by an economic slowdown, we anticipate the primary drivers of repair-and-remodeling activity to continue to be supportive of homeowners' further investment in their residences.

    As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of commodity products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. We expect future commodity product pricing and commodity input costs to be volatile in response to economic uncertainties, industry operating rates, transportation constraints or disruptions, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns. In addition, we have experienced price erosion and reduced volumes on our EWP products due to slowing economic activity and decreased demand for new residential construction. As such, we have and will continue to manage our production levels to meet current and expected sales demand, which will result in operating some of our facilities below their capacity until demand improves.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss fourth quarter and full year earnings on Wednesday, February 22, 2023, at 11 a.m. Eastern.

    To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

    The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, our ability to efficiently and effectively integrate the Coastal Plywood acquisition, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2022	December 31
	2022	2021		2022	2021

Sales	$1,628,306	$1,782,183	$2,154,647	$8,387,307	$7,926,111

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,288,717	1,390,714	1,655,979	6,472,540	6,300,076
Depreciation and amortization	31,982	20,495	28,374	101,593	80,753
Selling and distribution expenses	130,145	124,897	142,176	553,251	491,016
General and administrative expenses	22,375	18,976	27,622	103,750	83,228
Other (income) expense, net	(689)	(280)	1,126	(1,676)	(765)
	1,472,530	1,554,802	1,855,277	7,229,458	6,954,308

Income from operations	155,776	227,381	299,370	1,157,849	971,803

Foreign currency exchange gain (loss)	457	42	(1,674)	(1,584)	(10)
Pension expense (excluding service costs)	(41)	(19)	(41)	(294)	(76)
Interest expense	(6,443)	(6,305)	(6,398)	(25,412)	(24,806)
Interest income	7,575	22	3,238	12,263	195
Change in fair value of interest rate swaps	(35)	687	1,134	3,559	1,745
	1,513	(5,573)	(3,741)	(11,468)	(22,952)

Income before income taxes	157,289	221,808	295,629	1,146,381	948,851
Income tax provision	(39,929)	(52,733)	(76,042)	(288,723)	(236,365)
Net income	$117,360	$169,075	$219,587	$857,658	$712,486

Weighted average common shares outstanding:
Basic	39,544	39,442	39,544	39,526	39,420
Diluted	39,830	39,735	39,776	39,772	39,646

Net income per common share:
Basic	$2.97	$4.29	$5.55	$21.70	$18.07
Diluted	$2.95	$4.26	$5.52	$21.56	$17.97

Dividends declared per common share	$1.15	$3.12	$0.12	$4.01	$5.42

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2022	December 31
	2022	2021		2022	2021

Segment sales	$425,602	$446,584	$595,320	$2,115,896	$1,970,804

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	312,143	322,215	398,008	1,405,417	1,332,906
Depreciation and amortization	24,730	13,861	21,285	73,308	55,249
Selling and distribution expenses	10,397	8,783	11,164	41,140	35,741
General and administrative expenses	3,751	3,414	7,717	21,940	15,628
Other (income) expense, net	(397)	(55)	1,174	(1,076)	45
	350,624	348,218	439,348	1,540,729	1,439,569

Segment income	$74,978	$98,366	$155,972	$575,167	$531,235

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	73.3%	72.2%	66.9%	66.4%	67.6%
Depreciation and amortization	5.8%	3.1%	3.6%	3.5%	2.8%
Selling and distribution expenses	2.4%	2.0%	1.9%	1.9%	1.8%
General and administrative expenses	0.9%	0.8%	1.3%	1.0%	0.8%
Other (income) expense, net	(0.1%)	—%	0.2%	(0.1%)	—%
	82.4%	78.0%	73.8%	72.8%	73.0%

Segment income	17.6%	22.0%	26.2%	27.2%	27.0%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2022	December 31
	2022	2021		2022	2021

Segment sales	$1,443,780	$1,645,513	$1,956,802	$7,643,615	$7,174,278

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,216,198	1,378,206	1,655,257	6,438,103	6,184,290
Depreciation and amortization	6,941	6,258	6,760	27,005	24,007
Selling and distribution expenses	119,748	116,114	131,012	512,111	455,277
General and administrative expenses	8,387	7,230	9,480	39,651	31,857
Other (income) expense, net	51	(258)	(143)	(346)	(2,238)
	1,351,325	1,507,550	1,802,366	7,016,524	6,693,193

Segment income	$92,455	$137,963	$154,436	$627,091	$481,085

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.2%	83.8%	84.6%	84.2%	86.2%
Depreciation and amortization	0.5%	0.4%	0.3%	0.4%	0.3%
Selling and distribution expenses	8.3%	7.1%	6.7%	6.7%	6.3%
General and administrative expenses	0.6%	0.4%	0.5%	0.5%	0.4%
Other (income) expense, net	—%	—%	—%	—%	—%
	93.6%	91.6%	92.1%	91.8%	93.3%

Segment income	6.4%	8.4%	7.9%	8.2%	6.7%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2022	December 31
	2022	2021		2022	2021
Segment sales
Wood Products	$425,602	$446,584	$595,320	$2,115,896	$1,970,804
Building Materials Distribution	1,443,780	1,645,513	1,956,802	7,643,615	7,174,278
Intersegment eliminations	(241,076)	(309,914)	(397,475)	(1,372,204)	(1,218,971)
Total net sales	$1,628,306	$1,782,183	$2,154,647	$8,387,307	$7,926,111

Segment income
Wood Products	$74,978	$98,366	$155,972	$575,167	$531,235
Building Materials Distribution	92,455	137,963	154,436	627,091	481,085
Total segment income	167,433	236,329	310,408	1,202,258	1,012,320
Unallocated corporate costs	(11,657)	(8,948)	(11,038)	(44,409)	(40,517)
Income from operations	$155,776	$227,381	$299,370	$1,157,849	$971,803

Segment EBITDA
Wood Products	$99,708	$112,227	$177,257	$648,475	$586,484
Building Materials Distribution	99,396	144,221	161,196	654,096	505,092

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31, 2022	December 31, 2021

ASSETS

Current
Cash and cash equivalents	$998,344	$748,907
Receivables
Trade, less allowances of $3,264 and $2,054	297,237	444,325
Related parties	19	211
Other	23,023	17,692
Inventories	697,551	660,671
Prepaid expenses and other	47,878	14,072
Total current assets	2,064,052	1,885,878

Property and equipment, net	770,023	495,240
Operating lease right-of-use assets	55,582	62,663
Finance lease right-of-use assets	26,501	29,057
Timber deposits	7,519	9,461
Goodwill	137,958	60,382
Intangible assets, net	161,433	15,351
Deferred income taxes	6,116	6,589
Other assets	11,330	8,019
Total assets	$3,240,514	$2,572,640

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	December 31, 2022	December 31, 2021

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$269,785	$334,985
Related parties	1,019	1,498
Accrued liabilities
Compensation and benefits	142,463	128,518
Interest payable	9,955	9,886
Other	122,606	165,859
Total current liabilities	545,828	640,746

Debt
Long-term debt	444,392	444,628

Other
Compensation and benefits	33,226	28,365
Operating lease liabilities, net of current portion	48,668	55,263
Finance lease liabilities, net of current portion	30,022	31,898
Deferred income taxes	63,454	3,641
Other long-term liabilities	16,949	15,480
	192,319	134,647

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,827 and 44,698 shares issued, respectively	448	447
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	551,215	543,249
Accumulated other comprehensive loss	(520)	(1,047)
Retained earnings	1,645,741	948,879
Total stockholders' equity	2,057,975	1,352,619
Total liabilities and stockholders' equity	$3,240,514	$2,572,640

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Year Ended December 31
	2022	2021
Cash provided by (used for) operations
Net income	$857,658	$712,486
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	103,879	82,489
Stock-based compensation	11,870	7,911
Pension expense	294	76
Deferred income taxes	59,666	(13,704)
Change in fair value of interest rate swaps	(3,559)	(1,745)
Other	(1,043)	712
Decrease (increase) in working capital, net of acquisitions
Receivables	158,073	(71,190)
Inventories	(13,903)	(158,472)
Prepaid expenses and other	(2,834)	(3,238)
Accounts payable and accrued liabilities	(100,354)	123,670
Pension contributions	(1,058)	(470)
Income taxes payable	(30,561)	(10,057)
Other	3,091	(1,484)
Net cash provided by operations	1,041,219	666,984

Cash provided by (used for) investment
Expenditures for property and equipment	(114,117)	(106,518)
Acquisitions of businesses and facilities	(515,237)	—
Proceeds from sales of assets and other	3,898	932
Net cash used for investment	(625,456)	(105,586)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	—	28,000
Payments of long-term debt, including revolving credit facility	—	(28,000)
Payments of deferring financing costs	(1,174)	—
Dividends paid on common stock	(159,564)	(213,681)
Tax withholding payments on stock-based awards	(3,930)	(2,729)
Other	(1,658)	(1,463)
Net cash used for financing	(166,326)	(217,873)

Net increase in cash and cash equivalents	249,437	343,525

Balance at beginning of the period	748,907	405,382

Balance at end of the period	$998,344	$748,907

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2022 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
    EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for (i) the three months ended December 31, 2022 and 2021, (ii) the three months ended September 30, 2022, and (iii) the year ended December 31, 2022 and 2021:

	Three Months Ended			Year Ended
	December 31		September 30, 2022	December 31
	2022	2021		2022	2021
	(in thousands)
Net income	$117,360	$169,075	$219,587	$857,658	$712,486
Interest expense	6,443	6,305	6,398	25,412	24,806
Interest income	(7,575)	(22)	(3,238)	(12,263)	(195)
Income tax provision	39,929	52,733	76,042	288,723	236,365
Depreciation and amortization	31,982	20,495	28,374	101,593	80,753
EBITDA	188,139	248,586	327,163	1,261,123	1,054,215
Change in fair value of interest rate swaps	35	(687)	(1,134)	(3,559)	(1,745)
Adjusted EBITDA	$188,174	$247,899	$326,029	$1,257,564	$1,052,470

    The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the (i) three months ended December 31, 2022 and 2021, (ii) three months ended September 30, 2022, and (iii) the year ended December 31, 2022 and 2021:

	Three Months Ended			Year Ended
	December 31		September 30, 2022	December 31
	2022	2021		2022	2021
	(in thousands)
Wood Products
Segment income	$74,978	$98,366	$155,972	$575,167	$531,235
Depreciation and amortization	24,730	13,861	21,285	73,308	55,249
EBITDA	$99,708	$112,227	$177,257	$648,475	$586,484

Building Materials Distribution
Segment income	$92,455	$137,963	$154,436	$627,091	$481,085
Depreciation and amortization	6,941	6,258	6,760	27,005	24,007
EBITDA	$99,396	$144,221	$161,196	$654,096	$505,092

Corporate
Unallocated corporate costs	$(11,657)	$(8,948)	$(11,038)	$(44,409)	$(40,517)
Foreign currency exchange gain (loss)	457	42	(1,674)	(1,584)	(10)
Pension expense (excluding service costs)	(41)	(19)	(41)	(294)	(76)
Change in fair value of interest rate swaps	(35)	687	1,134	3,559	1,745
Depreciation and amortization	311	376	329	1,280	1,497
EBITDA	(10,965)	(7,862)	(11,290)	(41,448)	(37,361)
Change in fair value of interest rate swaps	35	(687)	(1,134)	(3,559)	(1,745)
Corporate adjusted EBITDA	$(10,930)	$(8,549)	$(12,424)	$(45,007)	$(39,106)

Total Company adjusted EBITDA	$188,174	$247,899	$326,029	$1,257,564	$1,052,470